EXHIBIT 10.14

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment is made effective as of this 26th day of December, 2012, by and between MakeMusic, Inc. (the “MakeMusic”) and Karen L. VanDerBosch (“Executive”).

WHEREAS, MakeMusic and Executive entered into an Employment Agreement dated May 9, 2009, (the “Agreement”), which provides for severance if Executive’s employment is terminated by MakeMusic for any reason; and

WHEREAS, it has come to MakeMusic’s attention that certain provisions of the Agreement should be clarified for compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A), and the parties desire to amend the Agreement for compliance with Code Section 409A in accordance with Notice 2010-80; and

NOW, THEREFORE, the parties agree as follows:

1. Section 3.02(d) of the Agreement is hereby amended in its entirety to read as follows:

“(d) If termination occurs pursuant to subparagraph 3.01(d), all benefits and compensation shall terminate as of the termination date. In addition, Executive shall receive cash severance payments equal to Executive’s annual base salary in effect at the time of termination of employment and the pro-rated value of any incentive compensation earned through the date of termination. Such payments shall be paid to Executive monthly over the course of a one-year period. The first such severance payment shall be made on the next regularly scheduled payroll date which occurs on or after the 60th day following Executive’s termination of employment, provided that Executive has executed the release agreement described below, has not revoked such release agreement and all applicable rescission periods have lapsed by such 60th day. Notwithstanding anything in this Agreement to the contrary, if any of the payments described in this Section 3.02 are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and MakeMusic determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of Executive’s termination of employment, such payments shall not be paid or commence earlier than the first day of the seventh month following the date of Executive’s termination of employment. As a condition to Executive’s receipt of the severance payments, Executive shall be required to execute, return, comply with and not rescind a full and final release of any and all claims in favor of MakeMusic within the time period described above. Such release agreement shall be prepared by MakeMusic.”

2. Section 10.09 is hereby amended in its entirety to read as follows:

“10.09 Code Section 409A. This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a ‘separation from service’ under Code Section 409A. Notwithstanding anything in this Agreement to the contrary, MakeMusic expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.”

3. Except as set forth herein, all provisions of the Agreement shall remain in full force and effect without modification. Further, nothing in this Amendment is intended to modify the amount, timing or form of payment for the deferred compensation benefits described in the Agreement, and this Amendment shall, at all times, be construed in compliance with Code Section 409A.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

MAKEMUSIC, INC.

By:	/s/ Michael Skinner
Its: Chairman, Compensation Committee

/s/ Karen L. VanDerBosch
Karen L. VanDerBosch